Exhibit 10.4

April 12, 2006

Chris Moseley

5224 Los Encantos Way

Los Angeles, CA 90027

Dear Chris:

This will confirm our agreement regarding termination of your employment with Crown Media Holdings, Inc. (hereafter “Crown” or “the company”) as well as of your employment agreement with Crown dated June 20, 2003, as amended May 24, 2004 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, your contract is scheduled to expire on July 15, 2006 (“Contract Term”). Based on the terms of this severance agreement (“Agreement”), the effective date of the termination of your employment will be April 21, 2006, the date your job duties are scheduled to end (“Term Date”).

In connection with the termination of your employment and Employment Agreement, Crown agrees to do the following:

1.             To pay you your full pay (less appropriate payroll deductions) at your current base salary rate from April 22, 2006 through the Contract Term. This amount will be paid in one lump sum amount of One Hundred Ninety-Five Thousand, Nine Hundred Six Dollars ($195,906) (less appropriate payroll deductions) no later than May 15, 2006.

2.             To pay you a lump sum amount of Fifty-Nine Thousand One Hundred Twenty-One Dollars ($59,121.00) (less appropriate payroll deductions), which constitutes a pro-rata bonus for the period January 1, 2006 through the Contract Term (based on the annual rate of fifteen (15) percent of salary), no later than May 15, 2006.

3.             From April 22, 2006 through the Contract Term, your medical and dental coverage under the Crown medical, dental and vision plans will continue pursuant to Consolidated Omnibus Budget Reconciliation Act (“COBRA”), with the company paying the premiums. Your participation in all other Crown employee benefit plans (including any fringe benefits under the Employment Agreement) will cease as of the Term Date, except as provided in this Agreement. Following the Term Date, you will be entitled to distribution of all vested, accrued benefits in your Crown 401(k) account pursuant to the terms of the Crown 401(k) Savings Plan and payment in installments, in accordance with the terms of Crown’s Deferred Compensation Plan, of any compensation which you have deferred under the Plan. Amounts paid under this paragraph shall not be included in calculating any benefits under the Crown benefit plan.

4.             To pay you Eighty-Nine Thousand Five Hundred Fifty-Six Dollars ($89,556) (less appropriate payroll deductions) for thirty-two (32) days accrued but unused vacation, no later than May 15, 2006. You acknowledge this pay is compensation for all accrued vacation time that may be due to you now or in the future.

5.             To pay you one Lump sum amount of Three Thousand Three Hundred Seventy-Five Dollars ($3,375) (less appropriate payroll deductions) in lieu of your car allowance from April 22, 2006 through the Contract Term, no later than May 15, 2006. Amounts paid under this paragraph shall not be included in calculating any benefits under the Crown benefit plans.

6.             In accordance with the terms of Paragraph 8(b) of the Employment Agreement, Crown will reimburse you for your expenses, up to $35,000, of relocating from the Los Angeles area, provided such expenses are incurred prior to October 22, 2006. Amounts paid under this paragraph shall not be included in calculating any benefits under the Crown benefit plans.

Provided you sign and return this Agreement, Crown agrees:

A.            To pay you a total amount of severance pay equivalent to one (1) year base salary of Seven Hundred Twenty Seven Thousand Six Hundred Fifty Dollars ($727,650.00) (less appropriate payroll deductions) no later than May 15, 2006. Amounts paid under this paragraph shall not be included in calculating any benefits under the Crown benefit plans.

B.            The following Restricted Stock Units granted you in 2003 and 2004 will be deemed vested on May 29, 2006, and will be settled in accordance with the terms of the Restricted Stock Unit Agreements dated as of May 29, 2003, as amended May 29, 2004 (the “2003 Grant”), and May 28, 2004 (the “2004 Grant”):

a)  28,667 (1/3rd of 2003 Grant)

b)  14,000 (1/3rd of the “Employment RSU” portion of the 2004 Grant)

C.            Crown will pay the cost of COBRA coverage for medical, dental and vision plans from July 16, 2006 through July 15, 2007, provided that you make the necessary COBRA elections, you continue to be legally eligible for coverage and are not covered under any other employer’s medical plan. Amounts paid under this paragraph shall not be included in calculating any benefits under the Crown benefit plans.

In return for the above payments and benefits, you agree:

(i)            To sign and return a copy of this letter. You have a minimum of twenty- one (21) days from the date you receive this letter in which to consult an attorney and consider whether you want to accept and sign this Agreement. The Agreement will become effective on the eighth (8th) day after you sign it and you have the right to revoke the Agreement during the seven day period after you sign it. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21- day period.

(ii)           You, on behalf of yourself and your heirs, representatives and assigns, hereby release and discharge Crown, its parent companies, their predecessors, subsidiaries and divisions, and all of their respective current and former directors, officers, shareholders, successors, agents, representatives and employees of each, from any and all claims you ever had, now have, or may in the future assert regarding any matter occurring prior to the Term Date, including, without limitation, all claims, demands, damages costs and expenses regarding your employment or termination of your employment with Crown (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), any contract claim (express or implied), any tort, any claim for wages or benefits, any claim for breach of a fair employment practice law or any breach of any other local, stale or federal law, statute, ordinance, regulation or provision.

(iii)          It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to your employment, or separation from employment with Crown, as well as any alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission. Therefore, you hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

(iv)          Except as provided herein, you acknowledge that you are owed no additional compensation under your Employment Agreement or otherwise in connection with the termination of your employment and that Crown will have no obligation to provide you at any time in the future any payments or benefits, other than those provided for in this Agreement and vested benefits under Crown’s benefit plans, pursuant to the terms of the plans. You acknowledge and agree that the payments and benefits you receive under this Agreement supersede and replace any rights you may have had or could have under any severance pay plan in existence now or in the future at Crown.

(v)           You agree that any confidential information which you acquired during your employment with Crown or any predecessor shall not be disclosed, either directly or indirectly, to any other person or used in a manner detrimental to the interests of Crown, its parent companies, predecessors or other related entities. You further agree not retain any business records or documents relating to any activity of Crown or any of its parents, predecessor, subsidiary or affiliated companies, and to return and not retain any property belonging to any of these entities.

(vi)          Neither you nor anyone acting on your behalf shall publicize, disseminate or otherwise make known the terms of this Agreement, directly or indirectly, to any other person, except for those rendering professional financial or legal advice, to your immediate family, or unless required to do so by court order or other compulsory process of law.

(vii)         You agree to cooperate with Crown in the defense of any legal matter, in the preparation and production of evidence and in providing testimony in any judicial or administrative proceeding pending now or in the future that involves allegations arising during the period of your employment provided that Crown will reimburse you pursuant to its business travel expense policy for your reasonable business travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

(viii)        Paragraphs 5(a), 5(c), 7(b), 8(d) and 8(e) of your Employment Agreement and all other provisions of that agreement which by their terms are intended to survive after the end of the Term, will continue in effect for the periods indicated.

(ix)           The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law rules.

(x)            You recognize that your complete and total release and discharge of Crown as provided herein is an indispensable part of Crown’s agreement to pay you the amounts set forth above and which you would otherwise not be entitled to, and it is understood that if you hereafter institute any claim, arbitration, lawsuit, action, investigation, grievance, complaint, charge, demand or other proceeding of the kind described in the paragraphs above, or breach the additional obligations set forth in this Agreement, Crown may discontinue or demand repayment of the compensation and benefits paid under this Agreement.

(xi)           In the event that you ever contest the enforceability of this Agreement, in whole or in part, the entire amounts paid or payable by Crown under this Agreement shall become immediately due and payable to Crown and any further such payments shall cease. In the event you ever make such challenge, Crown will have and may pursue its legal remedies for such prior payments.

(xii)          This Agreement does not constitute an admission by Crown of any violation of any law, whether federal, state, local or administrative statute, ordinance, regulation or provision.

(xiii)         The terms and provisions of this Agreement are severable and if any term or provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other term or provision.

(xiv)        This letter sets forth the entire agreement between you and Crown and supersedes any and all prior oral or written agreements or understandings between you and Crown. This Agreement cannot be modified except by a further writing signed by you and an authorized representative of Crown.

If the foregoing correctly and fully recites the substance of our Agreement, please so signify by signing duplicate originals in the space designated below.

Very truly yours,

Crown Media Holdings, Inc.

By:	/s/ C. Stanford

Name:	Charles Stanford

Title:	Exec. VP

I am fully aware of and understand this Agreement’s contents and I am entering into this Agreement knowingly, voluntarily, willfully and free form any coercion or duress.

ACCEPTED & AGREED:

By:	/s/ Chris Moseley	Date:	4/13/06
Chris Moseley